IRELL & MANELLA LLP A Registered Limited Liability Law Partnership Including Professional Corporations
Alan J. Friedman (State Bar No. 132580)
Mike D. Neue (State Bar No. 179303)
Lisa A. Mathaisel (State Bar No. 209917)
IRELL & MANELLA LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660-6324
Telephone: (949) 760-0991
Facsimile: (949) 760-5200
Attorneys for Debtor and
Debtor-in-Possession

Martin J. Brill (State Bar No. 53220)
Daniel H. Reiss (State Bar No. 150573)
LEVENE, NEALE, BENDER, RANKIN & BRILL LLP
1801 Avenue of the Stars, Suite 1120
Los Angeles, CA 90067

Telephone: (310) 229-1234
Facsimile: (310) 229-1244

Attorneys for the Official Committee
of Unsecured Creditors

UNITED STATES BANKRUPTCY COURT
CENTRAL DISTRICT OF CALIFORNIA
LOS ANGELES DIVISION

In reUSA BIOMASS CORPORATION,
a Delaware corporation, et al.,
Debtor.
Affects All Debtors.

USA BIOMASS CORPORATION,
a Delaware corporation
Case No. LA 00-44126 ES
Affected by this Pleading

AMERICAN GREEN WASTE, INC.,
a California corporation
Case No. LA 00-44130 ES
Affected by this Pleading
AMERICAN WASTE TRANSPORT, INC.,
a California corporation
Case No. LA 00-44134 ES
Affected by this Pleading
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
Case No.
LA 00-44126 ESChapter 11 Case
(Jointly Administered with
Case No. LA 00-44130 ES, and
Case No. LA 00-44134 ES)
DEBTOR’S AND CREDITORS’ COMMITTEE’S FOURTH AMENDED JOINT PLAN OF REORGANIZATION DATED JUNE 3, 2002, AS MODIFIED
Disclosure Statement Hearing:

Date: July 9, 2002
Time: 2:00 p.m.
Place: Courtroom 1645
255 E. Temple Street
Los Angeles, California

I.
Case No. LA 00-44126 ES DEBTOR’S AND CREDITORS’ COMMITTEE’S FOURTH AMENDED JOINT PLAN OF REORGANIZATION DATED JUNE 3, 2002, AS MODIFIED	52412905/04/04 2:00 PM Draft

1   On November 9, 2001, the IRS filed an amended proof of claim in the amount of $1,534,269.18. The secured portion of this claim totals $442,080.15. The priority unsecured and non-priority unsecured portions of this claim have been separately classified as Tax Claims and Class 14 Claims, respectively.
DEBTOR’S AND CREDITORS’ COMMITTEE’S FOURTH AMENDED JOINT PLAN OF REORGANIZATION DATED JUNE 3, 2002
Pursuant to section 1121 of the Code, USA Biomass Corporation, a Delaware corporation (“the Debtor”) and the Official Unsecured Creditors’ Committee (the “Committee”), hereby jointly propose this Debtor’s and Creditors’ Committee’s Fourth Amended Joint Plan of Reorganization Dated June 3, 2002, as Modified:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
A.   Specific Definitions. In addition to such other terms as are defined in other sections hereof, the following terms shall have the following meanings:
     “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Code and referred to in section 507(a)(l) of the Code, including, without limitation, compensation of and reimbursement of costs to Professionals, and all fees and charges assessed against the Debtor and the Estate under 28 U.S.C. § 1930.
  “AGW” means American Green Waste, Inc., a California corporation, which is a debtor in a pending chapter 11 proceeding in the United States Bankruptcy Court for the Central District of California, Case No. LA 00-44130 ES.
     “Alexanders” means Fred and Linda Alexander.
  “Allowed Administrative Claim” means all or that portion of an Administrative Claim which is an Allowed Claim.
     “Allowed Claim” means that portion of a Claim: (a) which was scheduled by the Debtor pursuant to section 521 of the Code, other than a Claim scheduled as disputed, contingent or unliquidated; (b) proof of which was timely filed with the Court, and as to which no objection has been filed; or (c) which has otherwise been allowed by a Final Order.
     “Allowed Interest” means any Interest in the Debtor: (a) proof of which was filed on or before the date designated by the Court as the last date for filing proofs of Interest in the Debtor; or (b) which is registered in the stock register maintained by or on behalf of the Debtor, as of the date to be established in the Confirmation Order for the purpose of determining the holders of Allowed Interests to receive distributions pursuant to the Plan, and in each such case in clauses (a) and (b) above, an Interest as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Code, the Bankruptcy Rules, or a Final Order, or as to which an objection has been interposed and such Interest has been allowed in whole or in part by a Final Order.
  “Allowed Priority Claim” means all or that portion of a Priority Claim which is an Allowed Claim.
     “Allowed Secured Claim” means an Allowed Claim secured by a lien on any property of the Estate, but only to the extent of the value of the interest of the holder of such Allowed Claim in the interest of the Estate in such property, the calculation of which shall not include any demand for default interest, penalty interest or other similar demands.
     “Allowed Subordinated Claim” means all or that portion of a Subordinated Claim which is an Allowed Claim.
  “Allowed Tax Claim” means all or that portion of a Tax Claim which is an Allowed Claim.
     “Associates” means Associates Commercial Corporation.
     “AWT” means American Waste Transport, a California corporation, which is a debtor in a pending chapter 11 proceeding in the United States Bankruptcy Court for the Central District of California, Case No. LA 00-44134 ES.
     “Banco Popular” means Banco Popular North America, a New York corporation.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable from time to time in these Cases.
     “Business Day” means any day other than a Saturday, a Sunday or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     “Case” means the chapter 11 case under the Code commenced by the Debtor on the Petition Date.
     “Cash” means lawful currency of the United States and equivalents thereof, including, but not limited to: bank deposits, wire transfers, checks, and other similar items.
     “CIT” means The CIT Group/Equipment Financing.
     “Claim” means (a) any right to payment against the Debtor, including claims for administrative expenses, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment against the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, in either case, however, only to the extent such right arose prior to the Confirmation Date.
     “Class” means a group of Claims or Interests classified together in a class designated in Article III of the Plan.
     “Code” means the Bankruptcy Code, as codified in Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., including all amendments thereto to the extent such amendments are applicable to the Cases.
     “Committee” means the Official Committee of Unsecured Creditors appointed by the Office of the United States Trustee in the Cases, as it may be constituted from time to time.
     “Consultants” means those individuals set forth in Exhibit “4” to this Plan.
  “Confirmation Date” means the date of entry of the Confirmation Order.
     “Confirmation Hearing” means the hearing before the Court to be held in accordance with section 1128(a) of the Code.
     “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Code.
     “Court” means the United States Bankruptcy Court for the Central District of California, Los Angeles Division, or such other court as may have jurisdiction over the Cases.
     “Creditor” means any holder of a Claim.
     “Debtor” means USA Biomass Corporation, a Delaware corporation, whether as debtor or as debtor-in-possession.
     “Disclosure Statement” means the “Disclosure Statement Re: Debtor’s and Creditors’ Committee’s Fourth Amended Joint Plan of Reorganization Dated June 3, 2002, as Modified” (and all exhibits and attachments thereto or referenced therein) that relates to the Plan and is approved pursuant to section 1125 of the Code in an order entered by the Court, as such Disclosure Statement may be amended, modified or supplemented.
     “Disputed Claim” means any Claim which is not an Allowed Claim.
     “Effective Date” means the eleventh (11th) day after the Confirmation Date (or the first Business Day thereafter).
  “Entity” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any subdivision thereof, or any other entity.
     “Estate” means the estate created by section 541(a) of the Code upon the Petition Date.
  “Final Order” means an order or judgment of the Court, the operation or effect of which has not been stayed, and as to which the time to appeal or to seek reargument or rehearing has expired and as to which no appeal, reargument, or petition for rehearing or certiorari has been taken or is pending.
     “G.E. Capital” means G.E. Capital Corporation.
     “GMAC” means General Motors Acceptance Corporation.
     “Headquarters” means that real property located at 7314 Scout Avenue, Bell Gardens, California, including all improvements thereon.
  “Initial Distribution Date” means the first Business Day on which a distribution is made under the Plan to holders of Allowed Claims.
     “Interest” means (a) the common or preferred stock or any ownership rights in the common or preferred stock of the Debtor, and (b) any right, warrant or option, however arising, to acquire the common stock or any other equity interest, or any rights therein, of the Debtor.
     “Interest Holder” means the holder of an Allowed Interest.
     “Lee Financial” means Lee Financial Services.
     “Liquidating Trust” means that trust established in accordance with section V.D. hereof, and which, after the Effective Date, will hold title and control all of the property of the Debtor and the Estate in accordance with the terms hereof and the Confirmation Order, and will have such powers, duties and obligations as are set forth therein, in the Liquidating Trust Agreement, in the Confirmation Order, in other Final Orders, and by applicable law.
     “Liquidating Trust Agreement” means that certain “USA Biomass Corporation Liquidating Trust Agreement,” a true and correct copy of which is attached hereto as Exhibit “1.”
     “Liquidating Trust Proceeds” means (i) the Sales Proceeds net of all valid liens, encumbrances and other claims; and (ii) all of the proceeds from the litigation or settlement of the prosecution of Recovery Rights net of the costs and expenses of the Liquidating Trust for said prosecution.
  “Liquidating Trust Trustees” shall mean the Trustees of the Liquidating Trust consisting of two (2) Entities to be designated by the Committee on or before the Effective Date.
  “New Common Stock” means all shares of USA Biomass Corporation common stock issued on or after the Effective Date.
     “Non-Trust Fund Taxes” means the Allowed Tax Claims that do not comprise taxes that are required to be held in a special fund in trust for the United States pursuant to 26 U.S.C. § 7501(a), which amount is approximately $750,000.
  “Petition Date” means December 8, 2000.
     “Plan” means this Fourth Amended Plan of Reorganization Dated June 3, 2002, as Modified (including all exhibits and attachments, each of which is hereby incorporated and made part of the Plan), as modified or amended from time to time.
  “Priority Claim” means a Claim other than an Administrative Claim or a Tax Claim which, if allowed, would be entitled to priority under section 507(a) of the Code.
     “Pro Rata” means proportionately so that the ratio of the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to the amount of the Allowed Claim or Allowed Interest is the same as the ratio of the amount of consideration distributed on account of all Allowed Claims and Allowed Interests of the Class or similarly situated Classes under the Plan in or with which the particular Allowed Claim or Allowed Interest is included to the amount of all Allowed Claims and Allowed Interests of that Class or Classes, as applicable.
     “Professionals” means those Entities (a) employed in the Case under sections 327 or 1103 of the Code, and (b) entitled, under sections 330, 503(b), 506(b), 507(a)(1) of the Code, to seek compensation for legal, accounting or other professional services and the costs and expenses related to such services from the Debtor or the Estate.
     “Provident” means Provident Savings Bank, F.S.B.
     “Recovery Rights” means any and all manner of causes of action, claims, obligations, suits, debts, judgments and demands whatsoever, whether in law or in equity, including, but not limited to, actions that could be brought under sections 544, 547, 548, 550 and/or 551 of the Code.
     “Reorganized Debtor” means the Debtor, upon and after the Effective Date, as reorganized pursuant to this Plan and the Confirmation Order.
  “Sales Proceeds” means those proceeds generated from the sale of all of the property of the Estate, net of the costs directly attributable to such sale.
  “Schreiber” means Pamela Schreiber a/k/a Pamela Schreiber Brand a/k/a Pamela R. Schreiber, individually, and as executrix of the estate of George L. Schreiber.
     “Secured Claim” means a Claim secured by a lien on any property of the Estate, but only to the extent of the value of the interest of the holder of such Allowed Claim in the interest of the Estate in such property, the calculation of which shall not include any demand for default interest, penalty interest or other similar demands.
     “Subordinated Claims” means either: (a) any claim that is subject to subordination under section 510(b) of the Code, including, without limitation, any and all Claims of a holder or former holder of an Interest for rescission of or damages from the purchase or sale of an Interest arising from or relating to the Debtor’s financial statements and the accounting practices associated therewith; or (b) any Claim for fines, penalties, forfeitures, or for multiple, exemplary, or punitive damages, or other non-pecuniary, direct or non-proximate damages.
     “Tax Claim” means a Claim entitled to priority under section 507(a)(8) of the Code.
     “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time, and Treasury regulations promulgated thereunder.
     “Trust Fund Taxes” means that portion of the Allowed Tax Claims that is not Non-Trust Fund Taxes.
  “Unclaimed Property” means any funds or other property to be distributed to Creditors pursuant to the Plan and the Confirmation Order or other Final Order which, after an attempted distribution, has not been received by the rightful Creditor. Unclaimed property shall include checks and any other property which have been returned as undeliverable without a proper forwarding address, or which were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property. Such Unclaimed Property that shall remain unclaimed at the end of one (1) year following the date of an attempted distribution shall be reallocated to other Creditors or Interest Holders, as the case may be, and redistributed by the Liquidating Trust. After the expiration of one (1) year following the date of an attempted distribution, each Claim or Interest with respect to Unclaimed Property shall be treated as if it had been disallowed in its entirety.
     “USBC Group” means the USA Biomass Corporation Shareholders Group.
  “Volvo” means Volvo Credit Corp.
     “Waste Management” means Waste Management Collection.
   B.   Interpretation, Rules of Construction, and Computation of Time
     Any term used in the Plan that is not defined herein, whether in this Article I or elsewhere, or other Exhibits hereto, but that is used in the Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) has the meaning ascribed to that term in (and shall be construed in accordance with the rules of construction under) the Code or the Bankruptcy Rules.
     Any capitalized term used in the Plan that is not defined herein, or other Exhibits hereto, but that is defined and used in the Disclosure Statement has the meaning ascribed to that term in the Disclosure Statement.
     The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained in the Plan.
     Unless specified otherwise in a particular reference, a reference in the Plan to an article or a section is a reference to that article or section of the Plan.
     Any reference in the Plan to a document being in a particular form or on particular terms and conditions means that the document shall be substantially in such form or substantially on such terms and conditions.
     Any reference in the Plan to an existing document means such document, as it may have been amended, modified or supplemented from time to time as of the Effective Date.
     Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.
     The rules of construction set forth in section 102 of the Code shall apply to the Plan.
     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
     All Exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, regardless of when filed with the Court.
     The provisions of the Plan shall control over the contents of the Disclosure Statement. The provisions of the Confirmation Order shall control over the contents of the Plan.
     Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date, or as soon as practicable thereafter.
ARTICLE II
PAYMENT OF ADMINISTRATIVE EXPENSES
AND TREATMENT OF CERTAIN UNCLASSIFIED CLAIMS
A.   Administrative Claims. Subject to the bar date provisions of section II.B of the Plan, on the later of the Effective Date, or as soon thereafter as assets become available, or the date on which the Administrative Claim is allowed, except for the Allowed Administrative Claims held by Members of the USBC Group, the Liquidating Trust Trustees will pay to each Creditor holding an Allowed Administrative Claim, unless that Creditor agrees to different treatment, Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtor shall be paid in full and performed by the Debtor or the Liquidating Trust, as the case may be, in accordance with the terms and conditions of the particular transactions and any applicable agreements. United States Trustee quarterly fees will be paid in accordance with 28 U.S.C. § 1930(a)(6).
On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtor shall distribute to Members of the USBC Group, in the aggregate, up to fifteen million (15,000,000) shares of New Common Stock, pro rata in proportion to such Member’s portion of the Cash Contribution, in full satisfaction of the Members’ Allowed Administrative Claims.
B.   Bar Date For Administrative Claims. All applications for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Confirmation Date, and any other request for compensation by any Entity for making a substantial contribution in the Cases, and all other requests for payment of Administrative Claims incurred before the Confirmation Date under sections 507(a)(1) or 503(b) of the Code (except for Claims under 28 U.S.C. § 1930 and Claims of the Members) shall be filed no later than sixty (60) days after the Effective Date. Any such Claim not filed within this deadline shall be forever barred and the Debtor shall be discharged of any obligation on such Claim; and any Creditor who is required to file a request for payment of such Claim and who does not file such request by the applicable bar date shall be forever barred from asserting such Claim against the Estate or the Liquidating Trust, or any of their respective properties.
C.   Priority Unsecured Tax Claims. Unless the holder of such a Claim agrees otherwise, with the exception of the Non-Trust Fund Taxes, each Allowed Tax Claim shall be paid from the Liquidating Trust Proceeds as and when such proceeds become available, as soon as possible after satisfaction in full of Allowed Administrative Claims, and shall not incur any prepayment penalties. All payments shall be allocated first to the Trust Fund Taxes until such Trust Fund Taxes have been paid in full.
Unless the holder of such a Claim agrees otherwise, the Reorganized Debtor shall pay the holders of the Non-Trust Fund Taxes deferred Cash payments of a value, as of the Effective Date, equal to their Allowed Tax Claims. The Reorganized Debtor shall pay interest on Non-Trust Fund Taxes at the rate set forth in 28 U.S.C. § 6621 existing on the Confirmation Date (estimated to be 6% per annum). Such deferred Cash payments shall fully amortize each Non-Trust Fund Tax, with interest, over a period not to exceed six (6) years from the Confirmation Date. Interest shall begin to accrue on the outstanding amount of each such Claim as of the Effective Date and shall continue until each such Claim is paid in full.
D.   Ordinary Course Liabilities. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtor’s business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the Liquidating Trust, unless an Administrative Claim is specifically assumed by the Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.
ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS
A.   Manner of Classification of Claims and Interests. Except for Claims of a kind specified in sections 507(a)(1) or 507(a)(8) of the Code, all Claims against, and Interests in, the Debtor and with respect to all property of the Debtor and the Estate, are defined and hereinafter designated in respective Classes. The Plan is intended to deal with all Claims against and Interests in the Debtor, of whatever character, whether known or unknown, whether or not with recourse, whether or not contingent or unliquidated, and whether or not previously allowed by the Court pursuant to section 502 of the Code. However, only holders of Allowed Claims will receive any distribution under the Plan. For purposes of determining Pro Rata distributions under the Plan, Disputed Claims shall be classified in the Class in which such Claims would be included if Allowed.
B.   Classification. Allowed Claims and Interests are divided into the following Classes:
  Class 1A Claim (Secured Claim of Associates). Class 1A consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1B Claim (Secured Claim of Associates). Class 1B consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1C Claim (Secured Claim of Associates). Class 1C consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1D Claim (Secured Claim of Associates). Class 1D consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1E Claim (Secured Claim of Associates). Class 1E consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1F Claim (Secured Claim of Associates). Class 1F consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1G Claim (Secured Claim of Associates). Class 1G consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 1H Claim (Secured Claim of Associates). Class 1H consists of the Allowed Secured Claim of Associates secured by certain equipment described in Exhibit “2” to this Plan.
  Class 2A Claim (Secured Claim of Banco Popular). Class 2A consists of the Allowed Secured Claim of Banco Popular secured by certain equipment and other collateral described in Exhibit “2” to this Plan.
  Class 2B Claim (Secured Claim of Banco Popular). Class 2B consists of the Allowed Secured Claim of Banco Popular secured by a deed of trust on the Headquarters, as described in Exhibit “2” to this Plan.
  Class 3 Claim (Secured Claim of Provident). Class 3 consists of the Allowed Secured Claim of Provident secured by certain equipment and other collateral described in Exhibit “2” to this Plan.
  Class 4A Claim (Secured Claim of Lee Financial). Class 4A consists of the Allowed Secured Claim of Lee Financial secured by certain equipment described in Exhibit “2” to this Plan.
  Class 4B Claim (Secured Claim of Lee Financial). Class 4B consists of the Allowed Secured Claim of Lee Financial secured by certain equipment described in Exhibit “2” to this Plan.
  Class 4C Claim (Secured Claim of Lee Financial). Class 4C consists of the Allowed Secured Claim of Lee Financial secured by certain equipment described in Exhibit “2” to this Plan.
  Class 4D Claim (Secured Claim of Lee Financial). Class 4D consists of the Allowed Secured Claim of Lee Financial secured by certain equipment described in Exhibit “2” to this Plan.
  Class 4E Claim (Secured Claim of Lee Financial). Class 4E consists of the Allowed Secured Claim of Lee Financial secured by certain equipment described in Exhibit “2” to this Plan.
  Class 5 Claim (Secured Claim of Waste Management). Class 5 consists of the Allowed Secured Claim of Waste Management secured by certain equipment described in Exhibit “2” to this Plan.
  Class 6 Claim (Secured Claim of CIT). Class 6 consists of the Allowed Secured Claim of CIT secured by certain equipment described in Exhibit “2” to this Plan.
  Class 7 Claim (Secured Claim of Volvo). Class 7 consists of the Allowed Secured Claim of Volvo secured by certain equipment described in Exhibit “2” to this Plan.
  Class 8 Claim (Secured Claim of G.E. Capital). Class 8 consists of the Allowed Secured Claim of G.E. Capital secured by certain equipment described in Exhibit “2” to this Plan.
  Class 9 Claim (Secured Claim of GMAC). Class 9 consists of the Allowed Secured Claim of GMAC secured by certain equipment described in Exhibit “2” to this Plan.
  Class 10 Claim (Secured Claim of Schreiber). Class 10 consists of the Allowed Secured Claim of Pamela Schreiber secured by a deed of trust described in Exhibit “2” to this Plan.
  Class 11 (Secured Claim of the Internal Revenue Service). Class 11 consists of the Allowed Secured Claim of the Internal Revenue Service.1
  Class 12A Claim (Secured Claim of Tucalota Hills Associates LLC). Class 12A consists of the Allowed Secured Claim of Tucalota Hills Associates LLC.
  Class 12B Claim (Secured Claim of Kemper Insurance Companies). Class 12B consists of the Allowed Secured Claim of Kemper Insurance Companies.
  Class 12C Claim (Secured Claim of PS III Farms). Class 12C consists of the Allowed Secured Claim of PS III Farms, LLC.
  Class 12D Claim (Secured Claim of Imperial Premium Finance, Inc.). Class 12D consists of the Allowed Secured Claim of Imperial Premium Finance, Inc.
  Class 12E Claim (Secured Claim of Wilson County). Class 12E consists of the Allowed Secured Claim of Wilson County.
  Class 12F Claim (Secured Claim of Franco Power Tools). Class 12F consists of the Allowed Secured Claim of Franco Power Tools.
  Class 12G Claim (Secured Claim of Anthony Reccuglia). Class 12G consists of the Allowed Secured Claim of Anthony Reccuglia.
  Class 12H Claim (Secured Claim of Able Scale Repair). Class 12H consists of the Allowed Secured Claim of Able Scale Repair.
  Class 12I Claim (Secured Claim of Cananwill Inc.). Class 12I consists of the Allowed Secured Claim of Cananwill Inc.
  Class 12J Claim (Secured Claim of E-W Truck Parts). Class 12J consists of the Allowed Secured Claim of E-W Truck Parts.
  Class 12K Claim (Secured Claim of F Truck Repair). Class 12K consists of the Allowed Secured Claim of F Truck Repair.
  Class 12L Claim (Secured Claim of Charles Lewis). Class 12L consists of the Allowed Secured Claim of Charles Lewis.
  Class 12M Claim (Secured Claim of Walter Ledet Jr.). Class 12M consists of the Allowed Secured Claim of Walter Ledet Jr.
  Class 12N Claim (Secured Claim of Richard Brace). Class 12N consists of the Allowed Secured Claim of Richard Brace.
  Class 12O Claim (Secured Claim of Ramsbottom). Class 12O consists of the Allowed Secured Claim of Mr. and Mrs. Ramsbottom.
  Class 12P Claim (Secured Claim of George Adams, Jr.). Class 12P consists of the Allowed Secured Claim of George Adams, Jr.
  Class 12Q Claim (Secured Claim of PNL KWP LLC). Class 12Q consists of the Allowed Secured Claim of PNL KWP LLC.
  Class 13 Claims (Priority Claims). Class 13 consists of all Allowed Priority Claims.
  Class 14 Claims (General Unsecured Claims). Class 14 consists of all Allowed Claims, including Claims arising from the rejection of executory contracts, other than (a) Administrative Claims, (b) Tax Claims, and (c) Claims included within any other Class designated in the Plan.
  Class 15 Claims (Subordinated Claims). Class 15 consists of the Claims against the Debtor subordinated pursuant to § 510(b) of the Code. All Claims identified in Exhibit “5” hereto shall be deemed to be Subordinated Claims.
  Class 16 Interests. Class 16 consists of all Interests in the Debtor comprising preferred stock or any ownership rights in preferred stock of the Debtor.
  Class 17 Interests. Class 17 consists of all Interests in the Debtor other than Class 16 Interests.
/ / /
/ / /
ARTICLE IV
TREATMENT OF CLAIMS AND INTERESTS
A.Class 1A Claim of Associates
Class 1A is impaired. On the Effective Date of the Plan, Class 1A shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1A such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1A its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1A Claim not paid in accordance with the above paragraph shall be included in Class 14.
B.
Class 1B is impaired. On the Effective Date of the Plan, Class 1B shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1B such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1B its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1B Claim not paid in accordance with the above paragraph shall be included in Class 14.
C.
Class 1C is impaired. On the Effective Date of the Plan, Class 1C shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1C such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1C its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1C Claim not paid in accordance with the above paragraph shall be included in Class 14.
D.
Class 1D is impaired. On the Effective Date of the Plan, Class 1D shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1D such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1D its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1D Claim not paid in accordance with the above paragraph shall be included in Class 14.
E.
Class 1E is impaired. On the Effective Date of the Plan, Class 1E shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1E such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1E its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1E Claim not paid in accordance with the above paragraph shall be included in Class 14.
F.
Class 1F is impaired. On the Effective Date of the Plan, Class 1F shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1F such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1F its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1F Claim not paid in accordance with the above paragraph shall be included in Class 14.
G.
Class 1G is impaired. On the Effective Date of the Plan, Class 1G shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1G such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1G its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1G Claim not paid in accordance with the above paragraph shall be included in Class 14.
H.
Class 1H is impaired. On the Effective Date of the Plan, Class 1H shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 1H such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 1H its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 1H Claim not paid in accordance with the above paragraph shall be included in Class 14.
I.
Class 2A is impaired. On the Effective Date of the Plan, the Liquidating Trust Trustees shall pay the holder of the Allowed Claim in Class 2A its Allowed Secured Claim in Cash from the collection of accounts receivable and from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 2A Claim not paid in accordance with the above paragraph shall be included in Class 14.
J.
Class 2B is unimpaired. On the Effective Date of the Plan, the Liquidating Trust Trustees shall pay the holder of the Allowed Class 2B Claim interest on such Claim pursuant to the terms of the note. Upon the sale of the collateral securing the Allowed Class 2B Claim, the Allowed Class 2B Claim shall be paid in Cash in full.
K.
Class 3 is impaired. On the Effective Date of the Plan, in full and complete satisfaction of the Allowed Class 3 Claim, the holder of the Allowed Claim in Class 3 (i) shall receive the New Promissory Note, a true and correct copy of which is attached hereto as Exhibit “3;” or (ii) the Liquidating Trust Trustees shall pay the holder of the Allowed Class 3 Claim Cash equal to the amount of said Allowed Secured Claim.
Any portion of the Allowed Class 3 Claim not paid in accordance with the above paragraph shall be included in Class 14.
L.
Class 4A is impaired. On the Effective Date of the Plan, Class 4A shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 4A such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 4A its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 4A Claim not paid in accordance with the above paragraph shall be included in Class 14.
M.
Class 4B is impaired. On the Effective Date of the Plan, Class 4B shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 4B such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 4B its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 4B Claim not paid in accordance with the above paragraph shall be included in Class 14.
N.
Class 4C is impaired. On the Effective Date of the Plan, Class 4C shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 4C such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 4C its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 4C Claim not paid in accordance with the above paragraph shall be included in Class 14.
O.
Class 4D is impaired. On the Effective Date of the Plan, Class 4D shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 4D such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 4D its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 4D Claim not paid in accordance with the above paragraph shall be included in Class 14.
P.
Class 4E is impaired. On the Effective Date of the Plan, Class 4E shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 4E such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 4E its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 4E Claim not paid in accordance with the above paragraph shall be included in Class 14.
Q.
Class 5 is impaired. On the Effective Date of the Plan, Class 5 shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Claim in Class 5 such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of an Allowed Claim in Class 5 its Allowed Secured Claim in Cash from the Sales Proceeds generated from the sale of its collateral.
Any portion of the Allowed Class 5 Claim not paid in accordance with the above paragraph shall be included in Class 14.
R.
Class 6 is impaired. On the Effective Date of the Plan, Class 6 shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Class 6 Claim such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of the Allowed Class 6 Claim Cash equal to the amount of its said Allowed Secured Claim.
Any portion of the Allowed Class 6 Claim not paid in accordance with the above paragraph shall be included in Class 14.
S.
Class 7 is impaired. On the Effective Date of the Plan, Class 7 shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Class 7 Claim such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of the Allowed Class 7 Claim Cash equal to the amount of its said Allowed Secured Claim.
Any portion of the Allowed Class 7 Claim not paid in accordance with the above paragraph shall be included in Class 14.
T.
Class 8 is impaired. On the Effective Date of the Plan, Class 8 shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Class 8 Claim such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of the Allowed Class 8 Claim Cash equal to the amount of its said Allowed Secured Claim.
Any portion of the Allowed Class 8 Claim not paid in accordance with the above paragraph shall be included in Class 14.
U.
Class 9 is impaired. On the Effective Date of the Plan, Class 9 shall receive one of the following treatments: (i) the Liquidating Trust Trustees shall surrender to the holder of the Allowed Class 9 Claim such property of the Estate as may be security and collateral therefor; or (ii) the Liquidating Trust Trustees shall pay the holder of the Allowed Class 9 Claim Cash equal to the amount of its said Allowed Secured Claim.
Any portion of the Allowed Class 9 Claim not paid in accordance with the above paragraph shall be included in Class 14.
V.
Class 10 is impaired. On the Effective Date of the Plan, the Liquidating Trust Trustees shall pay the holder of the Allowed Class 10 Claim interest on such Claim at the contractual rate. Upon the sale of the collateral securing the Allowed Class 10 Claim, the Allowed Class 10 Claim shall be paid in Cash in full.
Any portion of the Allowed Class 10 Claim not paid in accordance with the above paragraph shall be included in Class 14.
W.
Class 11 is impaired. On the Effective Date of the Plan, the Liquidating Trust Trustees shall pay the holder of the Allowed Class 11 Claim principal and interest at 8% per annum, amortized over 6 years from the Confirmation Date. Payment shall be made quarterly, commencing on the first day of the month, three months after the Effective Date. Upon the sale of the collateral securing the Allowed Class 11 Claim, the Allowed Class 11 Claim shall be paid in Cash until paid in full.
Any unsecured portion of the Allowed Class 11 Claim shall be treated as a Priority Unsecured Tax Claim, and shall receive interest at the rate set forth in 28 U.S.C. § 6621 existing on the Confirmation Date, and deferred Cash payments of a value, as of the Effective Date, equal to its Allowed Claim.
X.
Class 12A is unimpaired. On the Effective Date of the Plan, the holder of the Class 12A Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Tucolata Hills Associates LLC holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Tucolata Hills Associates LLC does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
Y.
Class 12B is unimpaired. On the Effective Date of the Plan, the holder of the Class 12B Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Kemper Insurance Companies holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Kemper Insurance Companies does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
Z.
Class 12C is unimpaired. On the Effective Date of the Plan, the holder of the Class 12C Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that PS III Farms LLC holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that PS III Farms LLC does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
AA.
Class 12D is unimpaired. On the Effective Date of the Plan, the holder of the Class 12D Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Imperial Premium Finance, Inc. holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Imperial Premium Finance, Inc. does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
BB.
Class 12E is unimpaired. On the Effective Date of the Plan, the holder of the Class 12E Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Wilson County holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Wilson County does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
CC.
Class 12F is unimpaired. On the Effective Date of the Plan, the holder of the Class 12F Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Franco Power Tools holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Franco Power Tools does hot hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
DD.
Class 12G is unimpaired. On the Effective Date of the Plan, the holder of the Class 12G Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Anthony Raccuglia holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Anthony Reccuglia does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
EE.
Class 12H is unimpaired. On the Effective Date of the Plan, the holder of the Class 12H Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Able Scale Repair holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Able Scale Repair does not hold an Allowed Claim, such claim, if any, will be treated as a Class 14 Creditor.
FF.
Class 12I is unimpaired. On the Effective Date of the Plan, the holder of the Class 12I Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Cananwill Inc. holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Cananwill Inc. does not hold an Allowed Claim, such claim, if any, will be treated as a Class 14 Creditor.
GG.
Class 12J is unimpaired. On the Effective Date of the Plan, the holder of the Class 12J Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that E-W Truck Parts holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that E-W Truck Parts does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
HH.
Class 12K is unimpaired. On the Effective Date of the Plan, the holder of the Class 12K Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that F Truck Repair holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that F Truck Repair does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
II.
Class 12L is unimpaired. On the Effective Date of the Plan, the holder of the Class 12L Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Charles Lewis holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Charles Lewis does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
JJ.
Class 12M is unimpaired. On the Effective Date of the Plan, the holder of the Class 12M Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Walter Ledet Jr. holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Walter Ledet Jr. does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
KK.
Class 12N is unimpaired. On the Effective Date of the Plan, the holder of the Class 12N Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Richard Brace holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Richard Brace does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
LL.
Class 12O is unimpaired. On the Effective Date of the Plan, the holder of the Class 12O Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that Ramsbottom holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that Ramsbottom does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
MM.
Class 12P is unimpaired. On the Effective Date of the Plan, the holder of the Class 12P Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that George Adams, Jr. holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that George Adams, Jr. does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
NN.
Class 12Q is unimpaired. On the Effective Date of the Plan, the holder of the Class 12Q Allowed Claim shall retain, unaltered, the legal, equitable and contractual rights to which such secured claim entitles the holder thereto.
The Debtor does not believe that PNL KWP LLC holds an Allowed Secured Claim and will be filing an appropriate objection. To the extent that PNL KWP LLC does not hold an Allowed Secured Claim, such claim, if any, will be treated as a Class 14 Creditor.
OO.Class 13 Priority Claims
Class 13 is unimpaired. Creditors designated as potential holders of Claims in Class 13 are identified in the schedule attached to the Disclosure Statement as Exhibit “F.” The amounts of Allowed Class 13 Priority Claims will be as determined by the Court, if disputed. The holders of Allowed Claims in Class 13 shall receive payment in full in Cash as soon as practicable after payment in full of all Allowed Administrative Claims and Allowed Priority Unsecured Tax Claims.
The Debtor estimates that Allowed Claims in this Class will total approximately $271,000.
PP.Class 14 General Unsecured Claims
Class 14 is impaired. Creditors designated as potential holders of Claims in Class 14 are identified in the schedule attached hereto as Exhibit “G.” The amounts of Allowed Class 14 Unsecured Claims will be as determined by the Court, if disputed. The holders of Allowed Claims in Class 14 shall receive periodic payments from the Liquidating Trust to be made after payment in full of all Allowed Administrative Claims, Allowed Priority Unsecured Tax Claims, and Allowed Priority Claims as and when determined by the Liquidating Trust Trustees in accordance with and as provided by the Liquidating Trust Agreement. Each holder of an Allowed Claim in Class 14 shall receive the lesser of (a) an amount equal to such Creditor’s Allowed Claim in Class 14, or (b) such Creditor’s Pro Rata share of the available sum of monies to be distributed to all holders of Allowed Claims in Class 14 by the Liquidating Trust.
In addition, on the Effective Date, or as soon thereafter as reasonably practicable, the Reorganized Debtor shall issue a total of 575,000 shares of New Common Stock to be transferred to the Liquidating Trust Trustee, which shall be held in the Liquidating Trust for distribution to all holders of Allowed Claims in Class 14 in the proportion that each holder’s Allowed Class 14 Claim bears to the aggregate amount of all Allowed Class 14 Claims.
The Alexanders shall have an Allowed Unsecured Claim in Class 14 in the amount of six million dollars ($6,000,000); provided, however, that said Claim shall be subordinated to the payment in full of all other holders of Allowed Class 14 Claims; provided, further, for purposes of distribution of New Common Stock to holders of Allowed Class 14 Claims, the Alexanders shall be deemed to have an Allowed Class 14 Claim in the amount of one million dollars ($1,000,000). The Alexanders shall not receive any other distribution under this Plan.
In addition, the Debtor intends to file objections to certain Class 14 Claims to the extent that Class A Preferred Shareholders Claims filed general Unsecured Claims. In the event that the Court enters an order sustaining the objections to these Class 14 Claims, such Claims will be treated as Class 15 Subordinated Claims.
QQ.Class 15 Subordinated Claims
Class 15 is impaired. On the Effective Date, holders of Allowed Class 15 Subordinated Claims will receive no distribution under the Plan on account of their Claims.
RR.Class 16 Interests
Class 16 is impaired. The Class 16 Interests in the Debtor shall be deemed cancelled as of the Effective Date, and unpaid and outstanding dividends of Series A and Series C Preferred Stock shall be eliminated. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Class 16 Interest shall receive shares of New Common Stock in the following proportions:
(1)   four (4) shares of New Common Stock for each one (1) share of Series A Preferred Stock held on the Effective Date;
(2)   four hundred (400) shares of New Common Stock for each one (1) share of Series C Preferred Stock held on the Effective Date.
SS.
Class 17 is impaired. On the Effective Date, each holder of an Allowed Class 17 Interest shall retain its Class 17 Interest, and all currently existing rights thereunder.
ARTICLE V
IMPLEMENTATION OF THE PLAN AND
EXECUTION OF ITS TERMS
A.Implementation of the Plan
The Debtor proposes to implement and consummate the Plan through the means contemplated by sections 1123(a)(5)(B), (D) and (E), 1123(b)(3)(A) and (B), 1123(b)(2), (4) and (5), and 1145(a) of the Code.
B.Issuance of New Common Stock
Prior to the Effective Date of the Plan, the USBC Group will lend an amount of money to the Debtor, not to exceed one and a half million dollars ($1,500,000) (the “Cash Contribution”). In exchange for the Cash Contribution, the Reorganized Debtor shall, on the Effective Date or as soon thereafter as practicable, issue ten (10) shares of New Common Stock for each one dollar ($1.00) loaned by the USBC Group to the Reorganized Debtor, not to exceed fifteen million (15,000,000) shares.
In addition, as set forth above, on the Effective Date or as soon thereafter as reasonably practicable, the Reorganized Debtor shall issue the following shares of New Common Stock:
(1) a total of five hundred seventy five thousand (575,000) shares to be distributed to all holders of Allowed Claims in Class 14 in the proportion that each holder’s Allowed Class 14 Claim bears to the aggregate amount of all Allowed Class 14 Claims. For purposes of distribution of New Common Stock under this subsection, the Alexanders shall be deemed to hold an Allowed Claim in Class 14 in the amount of one million dollars ($1,000,000).
(2) an amount not to exceed one million two hundred fifty thousand (1,250,000) shares to be distributed to Consultants to the Reorganized Debtor at the sole discretion of the directors and officers of the Reorganized Debtor;
(3) holders of Allowed Class 16 Interests shall receive New Common Stock of the Reorganized Debtor in the proportions set forth in section IV.RR above, in exchange for such holders’ interests in Preferred Stock of the Debtor; and
(4) Messrs. Eugene Tidgewell and Lance Jones shall receive 120,000 shares of New Common Stock. Additionally, Messrs. Tidgewell and Jones shall each receive options to purchase 100,000 additional shares of unrestricted, freely transferable New Common Stock, at a price of 75 cents per share. This option shall be exercisable within anytime after 2 years after the Confirmation Date.
The shares issued pursuant to this provision, with the exception of securities issued to the Consultants, pursuant to § 1145(a) of the Code, shall be exempt from the registration requirements of section 5 of the Securities Exchange Act of 1933 and any State or local law requiring registration for offer or sale of a security.
The Reorganized Debtor will distribute the shares of New Common Stock to the Class 16 Interest Holders and to Messrs. Tidgewell and Jones on the Effective Date, or as soon thereafter as possible. The shares of New Common Stock to be distributed to the holders of Allowed Class 14 Claims shall be transferred to the Liquidating Trust for distribution pursuant to the Liquidating Trust Agreement. The Reorganized Debtor shall distribute shares of New Common Stock to the Consultants at the sole discretion of the directors and officers of the Reorganized Debtor.
C.Implementation of the USBC Group Proposal
Since March 2002, the Debtor and the Committee have been engaged in extensive negotiations with the USBC Group initiated, in significant part, by Fred Behrens (the former CEO of the Debtor). The USBC Group showed a significant interest in obtaining the Debtor’s core business operations, and restoring the Debtor to profitability. Ultimately, the USBC Group made a proposal to the Committee and the Debtor that contemplates the issuance and distribution of New Common Stock as set forth in section V.B above, as well as the following terms (the “USBC Group Proposal”):
On the Effective Date, the Debtor will transfer all of its assets and liabilities to the Liquidating Trust, except for the following items:
(1) the Cash Contribution, less one hundred eighty thousand dollars ($180,000);
(2) all of the business operations relating to the Debtor’s Bell Gardens and L.A. Central operations, excluding the equipment relating to these operations;
(3) all of the Debtor’s business computers and software, furniture, office supplies, and like items;
(4) certain maintenance equipment at the Bell Gardens and L.A. Central operations, to be designated by the USBC Group; and
(5) The Non-Trust Fund Tax Claims.
A total of one hundred eighty thousand dollars ($180,000), contributed by the USBC Group and currently held in the Committee’s trust account, has been or shall be released to the Committee, as the case may be, for use to pay Claims in accordance with the priorities established in the Plan and the Code, according to the following schedule:
(1) forty thousand dollars ($40,000) upon the Committee’s execution of the USBC Group Proposal;
(2) sixty thousand dollars ($60,000) upon the determination and consent by the USBC Group to the exact amount of the Non-Trust Fund Tax Claims to remain in the Reorganized Debtor;
(3) forty thousand dollars ($40,000) upon completion of the Plan; and
(4) forty thousand dollars ($40,000) to be paid on or before the date of the Confirmation Hearing.
On the Confirmation Date, the USBC Group shall pay Messrs. Tidgewell and Jones, jointly, the amount of $55,000.00 in cash as consideration for their voluntary resignations from their respective management and board positions with the Debtor on the Confirmation Date. The Reorganized Debtor agrees to indemnify Messrs. Tidgewell and Jones consistent with the provisions of the existing bylaws of the Debtor. The USBC Group and the Reorganized Debtor will use their best efforts to procure a policy of directors and officers liability insurance, which will cover past acts of the officers and directors of the Debtor, including Messrs. Tidgewell and Jones. This agreement will not restrict or expand the obligations of the Reorganized Debtor to indemnify Messrs. Tidgewell and Jones under the existing bylaws.
D.Liquidation of Assets
The Debtor through the Effective Date, and the Liquidating Trust thereafter, shall liquidate all of the property of the Estate, except for the following items: (1) the Cash Contribution, less one hundred eighty thousand dollars ($180,000); (2) all of the business operations relating to the Debtor’s Bell Gardens and L.A. Central operations, excluding the equipment relating to these operations; (3) all of the Debtor’s business computers and software, furniture, office supplies, and like items; and (4) certain maintenance equipment at the Bell Gardens and L.A. Central operations, to be designated by the USBC Group.
All of the property of the Estate to be liquidated by the Debtor through the Effective Date, and by the Liquidating Trust thereafter, shall be liquidated by sale or other disposition, including the possible return and surrender thereof to the holder of any Allowed Secured Claim, and the distribution of the proceeds thereof to the Creditor entitled thereto pursuant to the Plan and the Liquidating Trust Agreement.
E.Stay and Dismissal of Certain Litigation Matters
Pursuant to the USBC Group Proposal, the Committee has agreed to stay the adversary proceedings against Marlene Tapie (Adv. No. 01-01771 ES) and Fred Behrens (Adv. No. 01-01773 ES) until the Effective Date, and dismiss such actions with prejudice on the Effective Date.
In addition, as part of the settlement of the Debtor’s objection to the Alexanders’ claims against the Estate, the Committee has agreed that the subordination action initiated by the Debtor against the Alexanders (Adv. No. 02-01026 ES) will be stayed until the Effective Date, and dismissed with prejudice on the Confirmation Date. The Committee has further agreed that the Debtor and its Estate shall provide a complete release of the Alexanders for any and all claims or causes of action that the Estate may have against the Alexanders in connection with the purchase of AWT stock by the Debtor.
F.The Reorganized Debtor
On the Effective Date, except for those assets transferred to the Liquidating Trust, title to certain assets, properties, and business operations of the Debtor and of the Estate as specified in section V.D above shall revest in the Reorganized Debtor, and thereafter, the Reorganized Debtor shall own and retain such assets free and clear of all liens and Claims, except as expressly provided in the Plan. From and after the Effective Date, except as otherwise described in this Plan, the Reorganized Debtor, or its designees as contemplated by the Plan, shall own and operate such assets without further supervision by or jurisdiction of this Court, except as otherwise provided herein. From and after the Effective Date, in accordance with the terms of this Plan and the Confirmation Order, the Reorganized Debtor shall perform all obligations under executory contracts and unexpired leases assumed in accordance with Article VI of the Plan. If the Reorganized Debtor continues to occupy the Headquarters after the Effective Date, the Reorganized Debtor shall pay rent to the Liquidating Trust at the rate of $10,000 per month until such time as the Headquarters is vacated or sold, and shall cooperate with the Liquidating Trust Trustees in connection with the sale of the Headquarters.
The Reorganized Debtor shall issue all necessary shares of the New Common Stock, and will be authorized to execute any and all agreements necessary for the consummation of the Plan.
The directors and officers of the Debtor at the time of Confirmation shall not continue in their respective positions with the Reorganized Debtor following the Effective Date. The Reorganized Debtor shall have the power to elect new directors and officers, to be determined by USBC. In addition, all employees of the Debtor not otherwise designated by USBC will be terminated on the Effective Date.
  Securities Laws
    Exemption from Registrations and Resale Issues. In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and of state and local securities laws afforded by section 1145 of the Code, the New Common Stock to be issued pursuant to the Plan on and after the Effective Date need not be registered under the Securities Act or any state or local securities laws. With the exception of the New Common Stock issued to the Consultants, the New Common Stock will not be subject to any statutory restrictions on transferability and may be resold by any holder without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Code. Entities who believe they may be “underwriters” under the definition contained in section 1145 of the Code are advised to consult their own counsel with respect to the availability of the exemption provided by section 1145.
    Reporting Obligations. The Debtor anticipates that the Reorganized Debtor may, under certain circumstances, be required to register or otherwise report under the Securities Act of 1934, as amended (the “Exchange Act”), and accordingly be required to file with the SEC and send to the holders of New Common Stock certain periodic reports and other information pursuant to the Exchange Act. The reports may be the same as or different from those required to be distributed to holders of New Common Stock pursuant to the Plan and/or the Liquidating Trust Agreement.
  The Liquidating Trust
    Transfer of Property. On the Effective Date, or as soon thereafter as practicable, all property of the Debtor’s Estate and the proceeds thereof, except for the property specified in section II.A.2 herein, will be irrevocably assigned, transferred and conveyed to the Liquidating Trust in accordance with the provisions of the Plan. In addition, 575,000 shares of New Common Stock will be irrevocably transferred and conveyed to the Liquidating Trust for the distribution to holders of Allowed Class 14 Claims as set forth in section IV.PP of this Plan.
  Without limiting the foregoing, neither the Debtor nor the Reorganized Debtor shall have any claim or interest whatsoever, directly or indirectly, in the assets transferred to the Liquidating Trust Trustees (the “Conveyed Property”) from and after the time of such transfer, nor shall the Debtor or the Reorganized Debtor be or constitute an agent, fiduciary or other person acting in a similar capacity acting on behalf of any person holding or claiming an interest in the Liquidating Trust or any property transferred thereto. At any time and from time to time after the date hereof at the Liquidating Trust Trustees’ request and without further consideration, the Debtor and/or the Reorganized Debtor shall make, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will cooperate and take such other actions as the Liquidating Trust Trustees may deem reasonably necessary or desirable in order to more effectively transfer, convey, assign and confirm all rights, title and interests in and to the Conveyed Property to the Liquidating Trust Trustees.
  2.Management and Powers of the Liquidating Trust. After the Effective Date, the affairs of the Liquidating Trust and all assets held or controlled by the Liquidating Trust shall be managed under the direction of the Liquidating Trust Trustees in accordance with the terms of the Liquidating Trust Agreement. The Liquidating Trust shall be deemed to be a representative of the Estate as provided by section 1123 of the Code, to the extent of and in accordance with the terms of the Liquidating Trust, and such other rights, powers and duties incident to causing performance of the Debtor’s obligations under the Plan or otherwise as may be reasonably necessary. The powers of the Liquidating Trust shall include, but not be limited to: (a) the ability and authority to object to Claims, and the ability to prosecute or settle such objections and defend claims and counterclaims asserted in connection therewith (including by way of asserting the Debtor’s rights of recoupment, setoff or otherwise); (b) the initiation and prosecution in every capacity, including as representative of the Estate under section 1123(b)(3)(B) of the Code, of the Recovery Rights; (c) the compromise and settlement of any such Recovery Rights; (d) the sale, lease, license, abandonment or other disposition of any or all of the property of the Liquidating Trust; (e) effecting distributions under the Plan to the holders of Allowed Claims, except for the Non-Trust Fund Taxes which are to be paid by the Reorganized Debtor pursuant to section II.C, in accordance with the Plan, the Confirmation Order, any other Final Order, and the Liquidating Trust Agreement; (f) participation in any post-Confirmation motions to amend or modify the Plan or the Liquidating Trust Agreement, or appeals from the Confirmation Order; and (g) participation in actions to enforce or interpret the Plan.
  If the holder of a Disputed Claim and the Trustees agree to a settlement of such holder’s Disputed Claim for an amount not in excess of the face amount of such Disputed Claim, such Claim shall be deemed to be an Allowed Claim as of the Effective Date in an amount equal to the agreed settlement amount without need for further review or approval of the Court.
    Establishment of Reserve. Pursuant to the terms of the Liquidating Trust Agreement, the Liquidating Trust Trustees shall maintain a reserve in trust for the payment of any administrative expenses of the Liquidating Trust and any Disputed Claims which later become Allowed Claims. No distributions shall be made on account of any Disputed Claims unless and until such Claims become Allowed Claims as provided in the Liquidating Trust Agreement.
    Employment of Professionals. The Liquidating Trust is authorized, without further order of the Court, to employ such Entities, including professionals, as it may deem necessary to enable it to perform its functions under the Plan, and the costs of such employment and other expenditures shall be paid from the Liquidating Trust except as otherwise specified in the Liquidating Trust Agreement. Such Entities shall be compensated and reimbursed for their reasonable and necessary fees and out-of-pocket expenses on a monthly basis from the Liquidating Trust without further notice, hearing or approval of the Court except as set forth in the Liquidating Trust Agreement.
    Prosecution of Recovery Rights. Pursuant to the Confirmation Order, on the Effective Date, the Debtor will irrevocably assign, transfer and convey to the Liquidating Trust, all property of the Debtor’s estate specified in section V.H.1 above, including, but not limited to, all Recovery Rights. The Liquidating Trust shall have the full power and authority to initiate, prosecute, compromise or otherwise resolve any and all such claims, with all recoveries derived therefrom to be distributed Pro Rata among the holders of Allowed Claims in accordance with the legal priorities established in the Plan and in accordance with the Liquidating Trust Agreement. Any and all fees, costs and expenses incurred in respect of the investigation, initiation and prosecution of such claims shall be payable and paid solely by the Liquidating Trust.
    Pending Litigation
  Pursuant to the Confirmation Order, on the Effective Date, the Debtor will irrevocably assign, transfer and convey to the Liquidating Trust the right to prosecute all pending litigation matters initiated by the Debtor. The pending adversary proceedings against Fred H. Behrens, Marlene Tapie, and the Alexanders, as described in sections III.G, V.C, and IV.C, respectively, of the Disclosure Statement, shall be stayed until the Effective Date, and dismissed with prejudice on the Effective Date.
    Objections to Claims by the Liquidating Trust. All objections to Disputed Claims to be filed by the Liquidating Trust shall be filed with the Court and served upon the holders of such Claims by the later of (a) 180 days after the Effective Date, or (b) 180 days after the particular proof of claim has been filed, except as extended by an agreement between the claimant and the Liquidating Trust, or by order of the Court upon a motion filed by the Liquidating Trust, with notice of such motion to be served upon the Office of the United States Trustee and those holders of Disputed Claims to whom the objection is made. If an objection has not been filed to a proof of claim that relates to a Disputed Claim by the objection bar dates established in this section V.H.7, the Claim to which the proof of claim relates shall be treated as an Allowed Claim for purposes of distribution under the Plan.
    Distributions. Distributions shall be made in accordance with the Plan, the Confirmation Order, and the Liquidating Trust Agreement.
         (a)    Reserve for Unpaid Claims. For purposes of calculating Pro Rata distributions or any other distributions to be made under the Plan to holders of Allowed Claims, the calculation of the total Allowed Claims in any Class shall be computed as if all Disputed Claims then pending were allowed in the full amount thereof. In addition, for purposes of calculating Pro Rata distributions or any other distributions to be made under the Plan to holders of Allowed Class 14 Claims, the calculation of the total Allowed Class 14 Claims shall be computed as if the proceeds generated from the sale of the collateral securing all remaining Secured Claims were zero, and such Secured Claims were treated as Disputed Class 14 Claims pursuant to the Plan.
         (b)    Initial Distribution Date. On, or as soon as practicable after the Effective Date, the Liquidating Trust Trustees shall distribute any property required to be distributed under the Plan as of the Effective Date (and in accordance with the Liquidating Trust Agreement) to the holders of Claims that, as of the Effective Date, are Allowed Claims.
         (c)    Allowance of Claims. Distributions shall be made with respect to any Disputed Claim which becomes an Allowed Claim after the Effective Date on or as soon as practicable after the date on which each Disputed Claim becomes an Allowed Claim. The amount of any distribution shall be calculated, on a Pro Rata basis, so that each Disputed Claim that becomes an Allowed Claim receives an initial distribution equal to the total percentage distributions made prior to the date of such allowance on other Allowed Claims that are classified or treated similarly under the Plan and the Liquidating Trust Agreement.
         (d)    Subsequent Distribution Dates. After the Initial Distribution Date, unless otherwise directed in a Final Order, the Liquidating Trust Trustees shall make additional distributions periodically to the holders of Allowed Claims as and when the Liquidating Trust Trustees, in their sole and absolute discretion, deem appropriate.
         (e)    Unclaimed Property. Until the expiration of one (1) year following the date on which the distribution of the Unclaimed Property has been attempted, Unclaimed Property shall be delivered upon presentation of proper proof by a holder of its entitlement thereto, after which time any holder of an Allowed Claim or Allowed Interest, if applicable, entitled to Unclaimed Property shall cease to be entitled thereto. Thereafter, all right, title and interest therein shall vest in the Liquidating Trust for redistribution in the order and priority established in the Plan and the Liquidating Trust Agreement.
         (f)    Surrender. Notwithstanding any other provision of the Plan, no holder of an Allowed Claim or Allowed Interest shall receive any distribution under the Plan in respect of such Allowed Claim or Allowed Interest until such holder has surrendered to the Liquidating Trust, any certificated security, promissory note evidencing such Allowed Claim, or stock certificate evidencing such Allowed Interest, or until evidence of loss and indemnity satisfactory to the Liquidating Trust Trustees, in their sole and absolute discretion, shall have been delivered to the Liquidating Trust in the case of any certificated security, stock certificate, or note alleged to be lost, stolen or destroyed.
         (g)    Final Distribution. Upon resolution of all outstanding objections to Disputed Claims, and the payment of all expenses and other obligations, the Liquidating Trust shall cause the distribution of all remaining available assets of the Liquidating Trust: (i) first, to the holder of an Allowed Administrative Claim, (ii) second, to each holder of an Allowed Trust Fund Tax Claim; (iii) third, to each holder of a Claim in Class 13, and (iv) fourth, to each holder of an Allowed Claim in Class 14 Pro Rata in the proportion that each holder’s Allowed Class 14 Claim bears to the aggregate amount of all Class 14 Allowed Claims, in each case as provided in the Plan and the Liquidating Trust Agreement, and the Liquidating Trust shall file a final report and account of all receipts and disbursements with the Court.
         (h)    Exemption From Certain Transfer Taxes. Pursuant to section 1146(c) of the Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of the Code, may not be taxed under any law imposing a stamp tax, transfer tax or similar tax. Pursuant to section 1146(c) of the Code, no transfer to or from the Liquidating Trust under the Plan shall be subject to any stamp tax, transfer tax or similar tax.
     (i)    Estimation of Unliquidated Disputed Claims. As to any unliquidated Disputed Claim, including Claims based upon rejection of executory contracts or leases, or other Disputed Claims, the Court, upon motion by the Liquidating Trust, may estimate the amount of the Disputed Claim and may determine an amount sufficient to reserve for any such Claim. Any Entity whose Disputed Claim is so estimated shall have recourse only against the Liquidating Trust and against no other assets or person (including the Liquidating Trust Trustees), and in any case only in an amount not to exceed the estimated amount of such Entity’s Claim, even if such Entity’s Claim, as finally allowed, exceeds the maximum estimated amount thereof.
  9.Certain Tax Matters.
  For all federal and state income tax purposes, the Debtor and/or the Reorganized Debtor shall report and treat the transfer of the property conveyed to the Trustees as a sale of such assets at a selling price equal to the fair market value of such assets on the date of the transfer. For all such purposes, the transferred assets shall be deemed to have the fair market values determined by the Liquidating Trust Trustees in their absolute and sole discretion, and such valuations shall be used by Debtor and/or the Reorganized Debtor and the Liquidating Trust for all federal and state income tax purposes. The Reorganized Debtor shall irrevocably make and constitute the Liquidating Trust Trustees as its attorney in fact to prepare, make and file any statement referenced in Proposed Treasury Regulation section 1.468B-9(f)(3), or at the election of the Liquidating Trust Trustees, shall prepare, make and file such statement(s) pursuant to instructions issued by the Liquidating Trust Trustees. Any such statement shall be consistent with the provisions of the Plan and the Liquidating Trust Trustees’ determination of the fair market values of the property conveyed to the Trustees of the Liquidating Trust.
  ARTICLE VI
  EXECUTORY CONTRACTS AND UNEXPIRED LEASES
  A.Executory Contracts and Unexpired Leases to be Assumed
  All executory contracts and unexpired leases of the Debtor that are not assumed as of the Effective Date shall be rejected pursuant to the provisions of sections 365 and 1123 of the Code. The Debtor intends to assume the Waste Hauling Agreement dated April 1, 2000 with Waste Management.
  B.Proofs of Claim With Respect to Rejection Damages
  Pursuant to the terms of the Confirmation Order and Bankruptcy Rule 3002(c)(4), and except as otherwise ordered by the Court, a proof of claim for each Claim arising from the rejection of an executory contract or unexpired lease shall be filed with the Court no later than thirty (30) days after the later of (i) the date of the entry of a Final Order approving such rejection, and (ii) the Confirmation Date, or such Claim shall be forever barred.
  ARTICLE VII
  RETENTION OF JURISDICTION
  Notwithstanding Confirmation or the Effective Date having occurred, the Court shall retain jurisdiction for the following purposes:
       Allowance of Claims. To hear and determine the allowance of all Claims and Interests upon objections to any such Claims or Interests;
       Executory Contract Proceedings. To act with respect to proceedings regarding the assumption, assignment or rejection of any executory contract or unexpired lease of the Debtor pursuant to sections 365 and 1123 of the Code and Article VI of the Plan, and to determine the allowance and proper classification of any Claims arising from the resolution of any such proceedings;
       Plan Interpretation. To resolve controversies and disputes regarding the interpretation of the Plan;
       Plan Implementation. To implement and enforce the provisions of the Plan and the Confirmation Order, and otherwise to enter orders in aid of confirmation and implementation of the Plan, including, without limitation, appropriate orders to protect the Reorganized Debtor from any action or other proceeding that may be initiated by any Creditor or Interest Holder;
       Plan Modification. To modify the Plan pursuant to section 1127 of the Code and the applicable Bankruptcy Rules;
       Adjudication of Controversies. To adjudicate such contested matters and adversary proceedings as may be pending or subsequently initiated in the Court including, but not limited to, actions relating to any Recovery Rights, pending litigation matters, objections to Claims, or actions relating to taxes, brought by the Committee, the Liquidating Trust, or the Reorganized Debtor;
       Injunctive Relief. To issue any injunction or other relief appropriate to implement the intent of the Plan, and to enter such further orders enforcing any injunctions or other relief issued under the Plan or pursuant to the Confirmation Order;
       Correct Minor Defects. To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in the Plan, the Confirmation Order or any document executed or to be executed in connection therewith, including, without limitation, the Liquidating Trust Agreement, as may be necessary to carry out the purposes and intent of the Plan, provided that the rights of any holder of an Allowed Claim or Allowed Interest are not materially and adversely affected thereby;
       Post-Confirmation Orders Regarding Confirmation. To enter and implement such orders as may be appropriate in the event the Confirmation Order is, for any reason, stayed, reversed, revoked, modified or vacated; and
       Final Decree. To enter a final decree closing the Case.
  / / /
  ARTICLE VIII
  DISCHARGE; MODIFICATION; MISCELLANEOUS
        Discharge. The rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims against the Debtor, including any interest accrued on Claims from the Petition Date. Except as expressly provided in the Confirmation Order, as of the Effective Date, pursuant to section 1141 of the Bankruptcy Code, the Debtor, the Estate, and the Reorganized Debtor shall be discharged from all Claims or other debts that arose before the Confirmation Date and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to Section 502 of the Bankruptcy Code, or (iii) the holder of a Claim based on such debt has accepted the Plan.
    Modification. The Debtor and the Committee reserve the right to amend or modify the Plan prior to its confirmation, at all times consistent with and in accordance with section 1127 of the Code.
       Provisions Severable. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.
       Headings Do Not Control. In interpreting the Plan, the headings of individual sections are provided for convenience only, and are not intended to control over the text of any section.
       Taking Action. After the Effective Date, to the extent the Plan requires an action by a Debtor, the action may be taken by the Reorganized Debtor or the Liquidating Trust on behalf of the Debtor.
       Termination of Committee. Except for matters involving the allowance of Claims of Professionals, the Committee shall be dissolved as of the Effective Date, and the members of the Committee shall be relieved of all of their responsibilities and duties in the Case, and the Committee shall have no further participation in the Case; provided, however, in the event that the Effective Date does not occur as defined in the Plan, the Committee shall be re-established.
    Limitation of Liability. Neither the Debtor, the Committee, the Reorganized Debtor, the Liquidating Trust, nor any of their respective officers, directors, employees, trustees, members, or agents, nor any Professionals employed by one or more of them, shall have or incur any liability to any person for any act taken or omission made in good faith in connection with or related to: (1) the business judgment of the Debtor and any affiliated or subsidiary entities, including, but not limited to, the filing of this Case; and (2) the post-Petition Date administration of this Case, including, but not limited to, the formulation, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, the business operations of the Reorganized Debtor, liquidation of the Debtor’s assets, post-confirmation Claims objections, the prosecution of pending litigation matters, the negotiation and implementation of any settlement agreement or any security contract, instrument, release, or other agreement or document created in connection with the Plan, or regarding any distributions made pursuant to the Plan, other than a claim based, in whole or in part, upon a breach of a written contract.
  ARTICLE IX
  CONFIRMATION REQUEST
  The Debtor and the Committee request Confirmation of the Plan pursuant to section 1129 of the Code.
  DATED: July ___, 2002    USA Biomass Corporation, a Delaware corporation

                         By: __________________________
                             Eugene Tidgewell,
  Its Vice President and Chief Financial Officer

                         By: __________________________
                             Gerald Kelly,
  Chairman, Official Unsecured Creditors’ Committee

  [signatures continued on next page]
  PRESENTED BY:
  IRELL & MANELLA LLP

  By:____________________________________
  Alan J. Friedman
  Mike D. Neue
  Lisa A. Mathaisel
  Attorneys for Debtor and Debtor-in-Possession

  AND

  LEVENE, NEALE, BENDER, RANKIN & BRILL LLP

  By:____________________________________
  Martin J. Brill
  Daniel H. Reiss
  Attorneys for the Official Unsecured Creditors’ Committee

  USA BIOMASS PLAN EXHIBIT LIST

  1 - USA Biomass Liquidating Trust Agreement

  2 - Schedule of Secured Claims and collateral

  3 - Provident Savings Bank Promissory Note

  4 – Schedule of Consultants

  5 – Schedule of Subordinated Claimants
Case No. LA 00-44126 ES DEBTOR’S AND CREDITORS’ COMMITTEE’S FOURTH AMENDED JOINT PLAN OF REORGANIZATION DATED JUNE 3, 2002, AS MODIFIED	- 1 -	52412905/04/04 2:00 PM Draft